Exhibit 10.56

AMENDMENT TO THE

TORCHMARK 2007 LONG-TERM COMPENSATION PLAN

THIS AMENDMENT (this “Amendment”) to the Torchmark Corporation 2007 Long-Term Compensation Plan (the “Plan”) was adopted by the Compensation Committee of the Board of Directors as of                             , 2008.

The Plan is hereby amended by deleting Section 17.3 of the Plan in its entirety and replacing it with the following:

“17.3. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a) General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Notices shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b) Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Notice to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Notice by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Notice that is permissible under Section 409A of the Code. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.

(d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Notice to the contrary, if any amount or benefit that would constitute non-

exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Notice by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”), and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e) Grants to Employees of Affiliates. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.

(f) Fair Market Value of Unlisted Stock. If the Stock is not listed on a securities exchange, the Fair Market Value of the Stock as of any given date shall, for purposes of the Plan and any Award, be determined by such method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.

(g) Design Limits on Options and SARs. Notwithstanding anything in this Plan or any Award Notice, (i) no stock option or stock appreciation right granted under this Plan shall provide for Dividend Equivalents, (ii) have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option or stock appreciation right.

(h) Timing of Distribution of Dividend Equivalents. Unless otherwise provided in the applicable Award Notice, any Dividend Equivalents granted with respect to an Award hereunder will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.”

Except as expressly amended hereby, the terms of the Plan, as previously amended, shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

TORCHMARK CORPORATION

By: